Exhibit 23.2
CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of MultiPlan Corporation of our report dated April 19, 2023, relating to the financial statements of Benefits Science LLC, which report appears in the Form 8-K of MultiPlan Corporation dated May 9, 2023. We have not performed any procedures on the financial statements of Benefits Science LLC for the year ended December 31, 2022 since our report dated April 19, 2023.
/s/ Katz, Nannis + Solomon, PC
Waltham, MA
May 16, 2023